NORTHWESTERN CORPORATION
KEY EMPLOYEE SEVERANCE PLAN
_______________________________
Effective October 19, 2016
_______________________________

Approved by the Board of Directors
October 19, 2016

Table of Contents
(continued)

Page

ARTICLE 1    DEFINITIONS    1
ARTICLE 2    SEVERANCE PLAN PROVISIONS    3

2.1	Eligibility for Severance Benefits 3

2.2	Severance Benefits 3

Article 3	ADDITIONAL PROVISIONS 5

3.1	Ineligibility for Severance Benefits 5

3.2	Re‑employment 5

3.3	Taxes 5

3.4	Relation to Other Plans 5

3.5	Amendment or Termination 5

ARTICLE 4	SUPERIOR PLAN PROVISIONS 5

4.1	Surviving Plan 6

ARTICLE 5	ADMINISTRATIVE PROVISIONS 6

5.1	General 6

5.2	Costs and Indemnification 7

5.3	Limitation on Employee Rights 7

5.4	Governing Law 7

5.5	Miscellaneous 7

6.6	ERISA Rights 7

5.7	Claims Procedures 9

NORTHWESTERN CORPORATION
KEY EMPLOYEE SEVERANCE PLAN
Effective October 19, 2016
NorthWestern Corporation (the “Company”), a Delaware corporation, by resolution of its Human Resources Committee (“Committee”) and Board of Directors (“Board”), each dated October 19, 2016, effective as of October 19, 2016 (“Effective Date”) has adopted this NorthWestern Corporation Key Employee Severance Plan (the “Plan”), for the benefit of key employees of the Company. The severance provisions of this Plan are an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and are not intended to be a “pension plan” as defined in Section 3(2)(A) of ERISA, and shall be administered so as not to be an ERISA pension plan.
ARTICLE 1

DEFINITIONS

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

1.1	“Administrator” shall mean NorthWestern Corporation or certain officer or officers of the Company as designated by the Board.

1.2
“Annual Incentive Bonus” shall mean, with respect to an Eligible Employee, the target incentive level (which assumes achievement of 100% of target for each performance measure) for the Eligible Employee under the Company’s annual incentive plan in effect on the date of termination of employment.

1.3
“Board” shall mean the Board of Directors of NorthWestern Corporation. The Board may delegate its power or duty over this Plan to any other person or persons, including a committee or sub-committee of the Board.

1.4	“Cause” under the provisions of this Plan shall mean any of the following:

1.4.1	Fraud, misappropriation of corporate property or funds, or embezzlement;

1.4.2	Malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent;

1.4.3	Failure to comply with the Company’s Code of Conduct and Ethics;

1.4.4	Illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the company; or

1.4.5
Willful and continued failure by the employee to perform substantially his/her duties with the Company (other than any such failure resulting from his/her incapacity due to physical or mental illness) after receiving written demand for substantial performance from his/her immediate supervisor and after having been provided a reasonable period to correct the same. The written demand will specifically identify the manner in which such immediate supervisor believes the employee has not substantially performed his/her duties.

1.5	“Company” shall mean NorthWestern Corporation and all of its affiliates, and any entity, which is a successor in interest to the Company.

1.6
“Disability” shall mean that an Eligible Employee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Eligible Employee’s employer.

1.7	“Eligible Employee” shall mean an Eligible Executive or an Eligible Officer.

1.8
“Eligible Executive” shall mean any individual who has been appointed by the Board as an executive officer of the Company for the purpose of Section 16 of the Securities Exchange Act of 1934, and who is not otherwise ineligible to receive Severance Benefits based on a provision in an employment agreement with the Company or under Section 3.1 of this Plan.

1.9
“Eligible Officer” shall mean any individual who has been appointed by the Board as an “Officer” of the Company, but who is not an Eligible Executive, and who is not otherwise ineligible to receive Severance Benefits based on a provision in an employment agreement with the Company or under Section 3.1 of this Plan.

1.10	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with regulations thereunder.

1.11	“Plan” shall mean this NorthWestern Corporation Key Employee Severance Plan.

1.12	“Retirement” shall mean the same definition provided under the Company sponsored pension /retirement plan in which each Eligible Employee participates.

1.13	“Severance Benefits” shall mean those benefits provided to an Eligible Employee pursuant to Section 2.2 of the Plan.

1.14
“Successor Employer” shall mean an employer that either (a) acquires assets, stock or operations from the Company, either directly or indirectly, and continues the existing operation in whole or in part, or (b) continues any portion of an operation of the Company immediately following the termination of such operation by the Company.

ARTICLE 2
SEVERANCE PLAN PROVISIONS

2.1	Eligibility for Severance Benefits
An Eligible Employee is eligible to receive Severance Benefits if (i) the Company or a Successor Employer terminates the employment of the Eligible Employee without Cause and (ii) the Eligible Employee executes the form of severance and release agreement provided to the Eligible Employee by the Company upon termination of employment.

2.2	Severance Benefits
If an Eligible Employee is eligible to receive Severance Benefits pursuant to Section 2.1 of this Plan, the Company shall pay to such Eligible Employee the following Severance Benefits:

2.2.1	If such Eligible Employee is an Eligible Executive,

(a)
a lump sum cash severance payment in an amount equal to two times the sum of the Eligible Executive’s (a) annual base pay in effect on the date of termination of employment, and (b) Annual Incentive Bonus. The Company may pay such lump sum cash severance payment within the Company’s next payroll cycle following the date of termination of employment, but must make the payment no later than 30 days from the date of termination of employment;

(b)
a lump sum annual incentive payment in an amount equal to the Eligible Executive’s cash payment under the Company’s annual incentive plan in effect on the date of termination of employment (a) calculated in accordance with the terms of the annual incentive plan through the last month in the Company’s fiscal year that was completed prior to the Eligible Executive’s date of termination of employment, and (b) prorated by the number of months in the Company’s fiscal year that have been completed, excluding the month in which the Eligible Executive’s date of termination of employment occurs. If the Company is unable to calculate any performance measure from such annual incentive plan, the Company shall deem such performance measure to have achieved 100% of target for purposes of determining the lump sum annual incentive payment. The Company may pay such lump sum annual incentive payment within the Company’s next payroll cycle following the date of termination of employment, but must make the payment no later than 30 days from the date of termination of employment;

(c)
reimbursement of any premiums paid by an Eligible Executive for COBRA coverage for 24 months following such Eligible Executive’s termination of employment. Notwithstanding the foregoing, an Eligible Executive shall no longer be entitled to reimbursement of COBRA premiums under this Section 2.2.1 if such Eligible Executive becomes eligible for medical coverage under another employer’s group medical plans; and

(d)	outplacement services provided by a Company selected provider limited to $12,000 over a period not to exceed 12 months following the date employment is terminated.

2.2.2	If such Eligible Employee is an Eligible Officer,

(a)
a lump sum cash severance payment in an amount equal to the Eligible Employee’s annual base pay in effect on the date of termination of employment. Such lump sum cash severance payment may be paid within the Company’s next payroll cycle following the date of termination of employment, but in no event later than 30 days from the date of termination of employment;

(b)
reimbursement of any premiums paid by an Eligible Officer for COBRA coverage for 12 months following such Eligible Officer’s termination of employment. Notwithstanding the foregoing, an Eligible Officer shall no longer be entitled to reimbursement of COBRA premiums under this Section 2.2.2 if such Eligible Officer becomes eligible for medical coverage under another employer’s group medical plans; and

(c)	outplacement services provided by a Company selected provider limited to $12,000 over a period not to exceed 12 months following the date employment is terminated.
ARTICLE 3
ADDITIONAL PROVISIONS

3.1	Ineligibility for Severance Benefits.
An Eligible Employee whose employment terminates voluntarily, or due to Cause, Retirement, death or Disability, shall not be eligible for Severance Benefits.

3.2	Re-employment
If an Eligible Employee is re-employed by the Company or a Successor Employer while Severance Benefits are being paid to the Eligible Employee under the Plan, all such Severance Benefits will cease, except as otherwise agreed by the Company or the Successor Employer, as the case may be.

3.3	Taxes
Taxes will be withheld from Severance Benefits to the extent required by law.

3.4	Relation to Other Plans
This Plan is in lieu of any prior severance plans, policies or programs that might apply to an Eligible Employee. Severance Benefits under this Plan will be counted as “compensation” for purposes of determining benefits under any other supplemental pension plan or similar arrangement.

3.5	Amendment or Termination
This Plan may be amended, revised, changed, terminated or cancelled at any time to eliminate, decrease or increase the Severance Benefits payable to Eligible Employees. The Company has complete and absolute discretion to terminate, amend, modify or enhance the Plan at any time as it deems appropriate. Nothing in this Plan precludes an Eligible Employee from waiving his/her rights and/or entitlements to any benefits under this Plan in exchange for alternative severance benefits payable by the Company under a separate agreement.
ARTICLE 4
SUPERIOR PLAN PROVISIONS

4.1	Surviving Plan
This Plan shall control the terms and amounts of Severance Benefits payable to Eligible Employees regardless of any severance benefits policies, plans or programs of the Company established prior to the adoption of this Plan. Accordingly, this Plan in its entirety shall supersede all Company adopted policies, plans or programs of the Company that provide severance or change of control benefits to Eligible Employees. This Plan shall be binding upon any successor organization of the Company and shall inure to the benefit of the Eligible Employees. Notwithstanding the foregoing, nothing in this Plan precludes an Eligible Employee from waiving his/her rights and/or entitlements to any benefits under this Plan in exchange for alternative severance benefits payable by the Company under a separate agreement.

ARTICLE 5
ADMINISTRATIVE PROVISIONS

5.1	General

5.1.1
Discretion. The Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Administrator shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems appropriate in its sole discretion. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

5.1.2
Finality of Determinations. All actions taken and all determinations made in good faith by the Administrator will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Administrator has been granted discretionary authority under the Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

5.1.3
Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with the evidenced intent.

5.2	Costs and Indemnification
All costs of administering the Plan and providing Plan benefits will be paid by the Company. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates) current and former officers, directors, and employees against all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

5.3	Limitation on Employee Rights
This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. This Plan shall not constitute a contract of employment of any kind.

5.4	Governing Law
This Plan is a welfare benefit plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Delaware (excluding any that mandate the use of another jurisdiction’s laws) shall apply.

5.5	Miscellaneous
Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

5.6	ERISA Rights
The following information required by ERISA is furnished by the Administrator.
5.6.1    General Plan Information.

Name of Plan:	NorthWestern Corporation Key Employee Severance Plan
Plan Administrator’s Name: Address and Phone Number:	NorthWestern Corporation 3010 West 69th Street Sioux Falls, South Dakota 57104 Telephone: 605-978-2900
Employer Identification Number assigned by IRS:	46-0172280
Plan Number of the Plan:	540
Type of Plan:	Severance Pay Plan
Type of Administration:	Employer Administration
Name and Address of Registered Agent for Service of Legal Process:	Plan Administrator
Source of Contribution to the Plan:	General assets of NorthWestern Corporation
Funding Medium:	General assets of NorthWestern Corporation
Plan Fiscal Year Ends On:	December 31

5.6.2	Plan Modification, Amendment, and Termination. The Administrator has the right to amend or terminate the Plan only in accordance with Section 3.5 and 5.7.5.

5.6.3	Your Rights under ERISA. As an Eligible Employee in the Plan, you are entitled to certain rights and protections under ERISA. Your rights include the following:

(a)
Right to Examine Plan Documents. You have the right to examine all plan documents. The Administrator will tell you where the plan documents are available for examination. There will be no charge for examining plan documents.

(b)
Right to Obtain Copies of Plan Documents. You have the right to obtain copies of all plan documents. You should make your request in writing to the Administrator. There may be a reasonable charge for the copies.

(c)	Right to Written Explanation of Denial. If your claim for benefits under the plan is denied in whole or in part, you must be given a written explanation of the reason for denial.

(d)	Right to Review. You have the right to request a review and reconsideration of any denial of your claim for plan benefits.

(e)
Other ERISA Rights. You can protect your rights under ERISA. For example, ERISA gives you the right to file suit in a state or federal court if your claim for benefits under the plan is denied or ignored. You also can file suit in a federal court if you request plan documents and do not receive them within thirty (30) days. In such a case, the court will require the Administrator to give you the plan documents you requested. In some cases, the court could also require the Administrator to pay you up to $110 a day until you receive the requested materials.

If you have any questions about your plan, you should contact the Administrator. If you have any questions about this statement of your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

5.7	Claims Procedures

5.7.1	Claims Normally Not Required. Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

5.7.2
Disputes. If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant's legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

5.7.3
Time for Filing Claims. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise.

5.7.4
Arbitration. The Eligible Employees and Company agree that any and all disputes, controversies or claims of any kind or nature, including but not limited to any arising out of or in any related to the interpretation of this Plan or to the employment or separation of an Eligible Employee from the Company that have not been resolved by the Company within 90 days of the filing of a formal claim by the Eligible Employee under Section 5.7.3, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association located nearest to where the Eligible Employee resides. Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute. The Eligible Employees and Company agree that arbitration is in lieu of any and all other civil legal proceedings and that all rights to resolve disputes through court or trial by jury are hereby waived. Furthermore, the Company agrees that it will reimburse an Eligible Employee for any legal costs arising from an Arbitration proceeding that results in a favorable outcome for such Eligible Employee.

5.7.5
Procedures. The Administrator has adopted the procedures for considering and adjudicating claims, which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim. Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims provisions, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.

Adopted and Approved
NorthWestern Corporation

By:	/s/ Robert C. Rowe	October 19, 2016
	Robert C. Rowe	Date
Title:	President and Chief Executive Officer

Signature Page
Key Employee Severance Plan